Exhibit 10

April 25, 2006

Mr.  John F. Brock

            Re: Terms of Employment

Dear John:

I am pleased to confirm that, subject to Board of Directors approval, Coca-Cola Enterprises Inc. (the “Company”) offers employment to you as its President and Chief Executive Officer (“CEO”) based on the following terms.

1.     Starting Date. You will commence employment with the Company on April 25, 2006 (the “Starting Date”). However, consistent with Company policy for all employees, your employment will be at-will, allowing you or the Company to terminate your employment at any time and for any reason. In the event of any such termination, the rights and obligations of the parties will be determined in accordance with Section 7 below.

2.     Position. You will be the President and CEO of the Company, with all duties, responsibilities, and authority of that position as provided in the Company’s Certificate of Incorporation, By-Laws, and written policies. You will report solely and directly to the Board of Directors. In addition, you will be elected to the Board of Directors upon commencement of employment, with an initial term through 2008. Thereafter, assuming you continue to be employed as the CEO, you will be nominated for reelection by the shareholders. All employees shall report to you either directly or through other employees as determined by you.

3.     Base Salary. Your starting Base Salary will be $1,100,000 per year. The Board will review your Base Salary annually, beginning in February 2007, with any adjustment effective in April of each year. Following each adjustment, the term Base Salary shall thereafter refer to the adjusted amount.

4.     Annual Bonus. You will be eligible for participation in the Executive Management Incentive Plan (the “MIP”) for 2006 and every year thereafter during your employment. For 2006, your MIP bonus, if any, will be calculated as if you were employed for the full year. Your target annual bonus under the MIP for 2006 will be 125% of your Base Salary, with a maximum bonus opportunity of 175% of your target bonus, all subject to the Company meeting or exceeding its performance goals. The Compensation Committee of the Board of Directors will determine the extent to which the CEO’s performance goals will include a personal performance element. The performance goals for the 2006 MIP have been approved by the Compensation Committee at its February and April meetings. Performance goals for future MIP awards will be determined by the Compensation Committee.

5.     Equity Compensation. You will receive a one-time grant of stock options on your employment Starting Date exercisable for a total of nine hundred thousand (900,000) shares of Company common stock (“Inducement Option”). This option grant will have an exercise price equal to Company stock market value on the date of grant and a 10-year term pursuant to the 2004 Stock Award Plan.

In addition to a graduated, three-year continued-service condition to vesting, the Inducement Option will be exercisable only upon the achievement of share-price performance hurdles. Specifically, the market value of the Company’s stock must reach 125% of the option’s exercise price for the option to be exercisable for one-half of the option shares, and the market value must reach 150% of the option’s exercise price for the option to be exercisable for the remaining one-half of the option shares. The terms of the Inducement Option grant are set forth in the form of agreement attached hereto as Attachment A and made a part hereof.

In addition, for 2006 you will receive an annual equity grant with a value of approximately $6 million based on the “Fair Value” methodology that the Company uses for financial reporting purposes. This grant is anticipated to occur in July 2006 and will be in the same form, and subject to the same terms and conditions, as contemporaneous grants to the other executive officers. Following 2006, annual equity grants will be determined by the Compensation Committee, provided that all service conditions contained in future annual equity grants will be waived on Retirement (as defined in Attachment A hereto).

6.     Employee Benefits. You will be eligible for the benefits provided generally from time to time to the Company’s executive officers, including, to the extent they exist from time to time, a qualified defined benefit pension plan, 401(k) plan, nonqualified supplemental matched employee savings and investment plan, medical, dental, life, disability coverage, and other benefits, all in accordance with the terms and conditions of such plans. Additionally, the Company shall provide to you, as soon as practicable following the Starting Date, medical insurance for the period up to the time you are eligible for coverage in accordance with the Company’s medical plan. You also will be eligible to immediately participate in the Company’s nonqualified defined benefit pension plan (“Executive Pension Plan”). Provided that you complete five years of actual Benefit Service, you will be awarded two additional years of Benefit Service for each of the first five years of actual Benefit Service which accrue during your employment. If you fail to complete five years of actual Benefit Service as a result of the termination of your employment under conditions that make you eligible for severance payments pursuant to Section 7 hereof or as a result of your death or Disability, you will be awarded two additional months of Benefit Service for each of month of actual Benefit Service which accrue during your employment and you will be vested in such benefit at such time. The Executive Pension Plan applicable to you may be modified from time to time by the Board of Directors, so long as such modifications affect the plan’s participants or potential participants generally and not solely the CEO.

        The Company will reimburse you for relocation costs in accordance with normal Company policy for executive relocation. Further, the Company will provide you with a one-time reimbursement of up to $50,000 of legal and other professional expenses incurred in connection with negotiating the initial terms of your employment with the Company.

7.     Severance Provisions. In the event your employment is terminated and the requirements for eligibility for severance as listed on Attachment B hereto are met, your eligibility for severance payments related to salary and annual bonus and equity awards granted through December 31, 2007 will be determined solely and exclusively under the severance provisions set forth in Attachment B, which is made a part hereof. In addition, any severance benefit with respect to the Inducement Option shall be as set forth in the 2006 Special Stock Option Grant attached hereto as Attachment A. In addition, you shall be eligible for all benefits, if any, pursuant to any Company benefit plan or welfare plan for which you qualify in accordance with the terms of such plans at that time (including, with respect to the Executive Pension Plan, the modification set forth in Section 6 above). Vesting and exercise of long-term incentive awards (including any stock options or restricted stock) granted after 2007 will be subject to the provisions of the grant documents and the applicable plans.

8.     Prior Discussions. The terms of employment contained in this letter supersede all prior discussions, documents, and agreements concerning your employment with the Company and, with the Attachments, constitute the entire terms of employment offered to you by the Company. In the event of any inconsistency between any provision of this letter agreement and any provision of any plan, program, policy, arrangement or other agreement of the Company or any affiliate, the provisions of this letter agreement will control.

9.     Indemnification and Liability Insurance. During your employment and thereafter for the period during which you may be subject to liability relating to your services as an officer of the Company, you will be covered by the Company’s directors and officers liability policy at the same level as applicable to the Company’s other directors and officers, and you will be indemnified to the fullest extent permitted by the Company’s Certificate of Incorporation and By-Laws.

10.     Change in Control. In the event of a Change in Control of the Company (as defined in the Company’s 2004 Stock Award Plan) during your employment, and your involuntary termination without Cause or voluntary termination for Good Reason within two years of the Change in Control (Cause and Good Reason as defined in Attachment B hereto), any unvested stock options shall vest immediately and become fully exercisable for the lesser of five (5) years following the Change in Control or expiration of the option by its terms, without regard to any performance conditions and without regard to your continued employment, and any unvested restricted stock shall vest immediately and any performance restrictions shall immediately expire.

11.     Governing Law. This letter agreement will be governed by and construed and interpreted in accordance with the laws of Georgia without reference to the principles of conflicts of law.

12.     Arbitration. Any dispute regarding the terms of this offer letter will be resolved through binding arbitration before a sole arbitrator in Atlanta, Georgia, administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Judgment upon any award rendered by the arbitrator, including any injunctive relief, may be entered in any court having jurisdiction thereof. Each party will pay its own expenses. Notwithstanding the foregoing, any dispute regarding the terms of a plan or arrangement referenced in this offer letter shall be resolved as specified in such plan or arrangement. For the avoidance of doubt, any dispute regarding the noncompetition requirements of the executive severance guidelines shall not be subject to arbitration, but shall be brought in a court of competent jurisdiction.

13.     Amendment or Waiver. No provision in this letter agreement may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this letter agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be, whichever is the waiving party. This letter agreement, as distinguished from your employment (which is at-will as provided above), shall not be terminated except by the written consent of both parties.

14.     Delay in Payments on account of IRC Section 409A. It is expressly contemplated that this letter agreement will conform to, and be interpreted to comply with, Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder. If, under Section 409A of the Code any payments must be delayed to conform with the applicable tax rules, the Company will defer any such payment until as soon as practicable following the first date upon which such payment may be made without incurring the tax imposed thereunder and shall make such payment at that time.

15.     Survivorship. The respective rights and obligations of the parties under Section 5 (Equity Compensation), Section 6 (Employee Benefits), Section 7 (Severance Provisions), Section 9 (Indemnification and Liability Insurance), Section 10 (Change in Control), Section 11 (Governing Law), Section 12 (Arbitration), Section 14 (Application of Section 409A) and Section 15 (Survivorship) hereof shall survive any termination or expiration of this letter agreement.

        On behalf of myself and the Board of Directors, we welcome you to the Company and look forward to working with you to ensure the Company’s continued success. If this letter accurately reflects our understanding on this matter, please sign below and return a signed copy of this letter to me.

Sincerely,

/S/ Lowry F. Kline

Acknowledged and Agreed:

/S/ J. F. Brock

Attachment A

2006 Special Stock Option Grant

TO:   John F. Brock

Upon your acceptance of the position of President and Chief Executive Officer of Coca-Cola Enterprises Inc., the Board of Directors is pleased to award you this special grant of stock options. The terms and conditions applicable to this grant are described below.

1.	Grant of Options. For 2006, you have been granted 900,000 options to purchase shares of the common stock of Coca-Cola Enterprises Inc. (also referred to as the “Company”).

The exercise price for these stock options is $20.69, the average of the high and low trading prices of the Company’s stock on April 25, 2006, the date of this grant.

2.	Vesting of Options.
a.	Conditions to Vesting.Options will vest as of the date both the service condition and applicable performance condition are satisfied, which are as follows:
(i) The service conditions to vesting are continuous employment with the Company or an Affiliated Company, as follows:
• One-third of this grant on April 25, 2007 • One-third of this grant on April 25, 2008 • One-third of this grant on April 25, 2009

(ii) The performance conditions to vesting are:

•	One-half of this grant will satisfy the performance condition to vesting on the date the market value of the Company’s stock has averaged $25.8625 over 20 or more consecutive trading days, which average market value represents a 25% increase from $20.69, the market value of the Company’s stock on April 25, 2006.

•	The other half of this grant will satisfy the performance condition to vesting on the date the market value of the Company’s stock has averaged $31.0350 over 20 consecutive trading days, which average market value represents a 50% increase from $20.69, the market value of the Company’s stock on April 25, 2006.

b.	Schedule of Vesting. In accordance with subparagraph a. above, the specified number of options will become exercisable when the conditions in Column A and Column B are both satisfied.

# of Options	Column A--Continued Service through ...	Column B--Share Market Value of
150,000	April 25, 2007	$25.8625
150,000	April 25, 2007	$31.0350
150,000	April 25, 2008	$25.8625
150,000	April 25, 2008	$31.0350
150,000	April 25, 2009	$25.8625
150,000	April 25, 2009	$31.0350

3.

Duration of Options During Employment. You have until April 25, 2016, ten years from the date of grant, to exercise any vested options, as long as you have been continuously employed by Coca-Cola Enterprises or an Affiliated Company at the time of exercise, all except as provided in Section 4 and Section 5 below.

4.	Effect of Termination of Employment.

a.	Death or Disability. If your employment terminates on account of your death or Disability,
(i)	The service condition to vesting will be immediately waived and any unvested options will remain outstanding for a period of five years from the date of termination, during which period the performance conditions may still be met; and

(ii)	Thereafter, the options that are at the date of termination, or later become within the 5 year period, vested as to both service and performance conditions may then be exercised until April 25, 2016.

b.	Retirement after Five Years of Service. If you Retire after five years of employment with the Company,
(i)	Any unvested options will remain outstanding for five years from the date of Retirement, during which period the performance conditions may still be met; and

(ii)	The options that are, or later become, vested may be exercised until April 25, 2016.

c.	Involuntary Termination without Cause or Voluntary Termination for Good Reason Prior to Your Retirement. If you are involuntarily terminated without Cause or if you voluntarily terminate for Good Reason,

(i)	The service condition to vesting will be waived and any unvested options will remain outstanding until the later of (i) three years from your termination date, or (ii) five years from the date of grant, during which period the performance conditions may still be met; and

(ii)	The options that are, or later become, vested may be exercised until the earlier of (a) five years from your termination date or (b) April 25, 2016.

d.	Termination due to Voluntary Termination Prior to Your Retirement. If, prior to your Retirement, you voluntarily terminate your employment without Good Reason,

(i)	Any options for which the service condition has not been met will be forfeited.

(ii)	The unvested options for which the service condition has been met as of the date of your termination will remain outstanding as described below, during which period the performance conditions may still be met:

1) For options subject to the $25.8625 performance condition, for one year; and
2) For options subject to the $31.0350 performance condition, for two years.
(iii)	The options that are, or later become, vested may be exercised until the earlier of (a) three years from your termination date or (b) April 25, 2016.

e.	Involuntary Termination for Cause. If you are terminated for Cause, any unvested options will be forfeited and vested options will expire as of the date of your termination.

5.

Effect of Change in Control of the Company. In the event of a Change in Control of the Company (as defined in the 2004 Stock Award Plan) and your involuntary termination without Cause or voluntary termination for Good Reason within two years of the Change in Control, any unvested options shall vest immediately. All options that are, or become, vested at the time of a Change in Control may be exercised up to five years from the Change in Control.

6.	Definitions. For purposes of this grant, the following definitions apply:
a.	An “Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (1) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (2) the Company agrees to this subsequent employment.

b.	“Cause” means (i) willful or gross misconduct by you that is materially detrimental to the Company, (ii) a willful act of (x) personal dishonesty or (y) fraud in either event committed against the Company, or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel. For purposes of this definition of Cause, no act or failure to act by you shall be considered “willful” unless it occurs without your good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company.

c.	“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in your duties as Chief Executive Officer, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

d.	“Good Reason” means your (i) demotion or diminution of duties, responsibilities and status; (ii) a material reduction in base salary or annual cash bonus incentive opportunities (whether in one reduction or cumulatively); or (iii) relocation of your principal office more than 50 miles from Atlanta, unless such relocation is closer to your primary residence, or outside the Company’s corporate headquarters. You must give written notice to the Company within 60 days of the date on which you are notified of such circumstances, and the Company will have one month to remedy the matter.

e.	“Market value” means the average of the high and low trading prices of a share of the Company’s stock on the applicable trading day or on the next preceding trading day, if such date is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing.

f.	“Retirement” and “Retire” means your termination of employment on or following April 25, 2011, provided such termination is not for Cause.

7.	Exercise of Options. You may exercise your vested options by following the procedures established from time to time by the Company.

8.

Section 409A of the Internal Revenue Code. This option grant is intended to comply with the requirements of Section 409A of the Internal Revenue Code and shall be administered and interpreted accordingly. If the IRS issues final regulations or other guidance causing you or the Company adverse tax consequences under Section 409A in connection with this option, you agree that the Company may amend the option as appropriate to comply with Section 409A and/or provide an economically equivalent opportunity that does comply.

9.

Plan Administration. The terms of the Coca-Cola Enterprises Inc. 2004 Stock Award Plan (the “Plan”) are incorporated by reference into this document. The Company is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR P. O. BOX 723040 USA, ATLANTA, GA 31139-0040 770-989-3000

SUPPLEMENTAL INFORMATION

REGARDING YOUR 2006 STOCK OPTION GRANT

        Federal Income Tax Consequences. The following is a summary of certain significant federal income tax consequences associated with options to acquire shares of the stock of the Company (“Stock”) granted under the Coca-Cola Enterprises Inc. Stock Option Program (the “Option Program”) and is based upon the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the tax laws in effect in the U.S. as of May 2006. Tax laws are often complex and can change frequently. As a result, the information contained in the summary may be out of date at the time you purchase shares under the Plan or subsequently sell them. Please note that this summary is general in nature and that it may not apply to your particular situation. Coca-Cola Enterprises is not in a position to assure you of any particular tax result. If you are a citizen or resident of another country for local law purposes, the information contained in the summary may not be applicable to you. Therefore, you are encouraged to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        The options granted under the Option Program are “nonqualified” stock options under the federal income tax laws, so there will be no federal income tax consequences for the optionee upon the grant of options. Upon exercise of the options, the optionee recognizes ordinary income in the amount by which the value of the shares exceeds the exercise price for such shares.

        The amount of income recognized by the optionee upon the exercise of options will be taxed at ordinary income tax rates and will be added to the basis of the shares for computation of gain or loss realized upon the ultimate disposition of the shares. If the optionee sells the shares, any amount realized in excess of the optionee’s basis will be taxed as capital gain, and any loss realized will be capital loss. The capital gain or loss will be treated as a short- or long-term capital gain or loss, depending on the optionee’s holding period (measured from the date the option is exercised).

        Tax Withholding. The Company is required to withhold federal income and Medicare taxes (and FICA taxes, if applicable) on the taxable income resulting from the exercise of options under the Option Program at the time the options are exercised. Withholding of state and local income taxes also may be required at the same time.

    ERISA.        The Option Program is not, and is not intended to be, a qualified retirement plan. The Option Program therefore is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 401(a) of the Code.

    Restrictions on Resales of Stock. The following is a summary of certain restrictions that apply to the resale of Stock by persons who are “affiliates” of the Company. An “affiliate” of the Company is defined generally to include all of the directors, executive officers and any principal share owners of the Company and may include directors and executive officers of the Company’s subsidiaries if they play a policy-making role at the Company level.

        An affiliate of the Company generally may resell shares of Stock only in compliance with the registration provisions of the Securities Act of 1933, as amended (the “1933 Act”), or the exemptive provisions of Rule 144 promulgated by the Securities and Exchange Commission (the “Commission”) under the 1933 Act. Under Rule 144, any affiliate selling registered securities is entitled to sell in brokers’ transactions, within any three-month period, a number of shares of Stock that does not exceed the greater of (i) 1% of the then outstanding Stock or (ii) the average weekly trading volume of the Stock during the four weeks preceding the sale. In addition, for sales of shares in reliance on Rule 144 during any three-month period which exceed 500 shares or which have an aggregate sale price of $10,000, the seller is required to file a notice of sale with the Commission.

        A person who, at the time of resale of Stock acquired pursuant to the Option Program and registered under the 1933 Act, is not an affiliate of the Company generally may resell shares acquired by him or her pursuant to the Option Program without restriction.

        Incorporation of Certain Documents by Reference. The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 for its fiscal year ended December 31, 2005;

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2005;

    (c)        the description of the Company’s common stock which is contained in the registration statement on Form 8-A (Registration No. 1-9300) filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purposes of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

        The Company will provide without charge to each person to whom this document is delivered, at the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the foregoing documents). The Company also will provide without charge upon request a copy of the Company’s latest Annual Report to Share Owners. Written or telephone requests should be directed to Share Owner Relations at (770) 989-3796, Coca-Cola Enterprises Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339 or P.O. Box 723040, Atlanta, Georgia 31139-0040.

Attachment B

Severance Provisions Applicable to Chief Executive Officer

I.     Eligibility. The Chief Executive Officer (“CEO”) will become eligible to receive severance pay and/or severance benefits in the event that both of the following conditions are satisfied:

•	The officer’s involuntary termination without Cause, or the officer voluntarily terminates employment for Good Reason; and
•	The officer executes and delivers an agreement incorporating the mutual release of claims and the non-competition provisions set forth below.

II.     Severance Provisions. If, but only if, the conditions of Section I above are satisfied, the CEO shall receive the following:

    A.        Annual Salary and Bonus. The CEO will receive an amount equal to the lesser of: (i) 24 months of base salary and two Annual Bonus Awards, payable in equal monthly amounts, and (ii) that number of months of base salary and prorated Annual Bonus Awards resulting between the CEO’s date of termination and the date that is the 7 year anniversary of the CEO’s initial employment date with the Company, payable in equal monthly amounts. The CEO also shall receive a payment equal to the annual bonus that would have been payable for the year of termination, which amount shall be based on actual performance results and prorated for his actual period of service during such year.

        Notwithstanding the preceding paragraph, monthly severance benefits may be offset by the amount of the CEO’s monthly benefit under the Executive Pension Plan in the event such pension benefits commence during the CEO’s severance period.

    B.        Medical Coverage. The CEO will receive additional severance payments intended to mitigate the additional cost of continuing medical coverage under COBRA until CEO is no longer eligible for COBRA. Such payments would approximate the difference in the required contributions towards COBRA coverage and the contributions for coverage of an active employee.

    C.        Severance Equity Benefits. The CEO’s 2006 and 2007 annual equity grants will be treated as follows:

•	Restricted stock for which the performance goals have been met at the termination date will be vested on the termination date on a pro rata basis (in the same ratio as the months of employment since the grant date bears to the number of months in that grant’s original service vesting period), plus that additional service condition vesting that would have occurred within 24 months immediately following the termination date.

•	Restricted stock for which the performance goals have not been met at the termination date will be vested on a pro rata basis (in the same ratio as the months of employment since the grant date bears to the number of months in that grant’s original service vesting period), plus that additional service condition vesting that would have occurred within 24 months immediately following the termination date, and the performance goals may still be met with respect to such shares during the original period of service vesting for the grant.

•	Unvested stock options will be vested on the termination date to the extent they would have met the service vesting conditions within 24 months from the termination date. Stock options that are vested (or become vested upon the CEO’s termination) will remain exercisable for 24 months from the termination date.

III.     Definitions

•	"Annual Bonus Award” means the amount payable to the officer under the executive management incentive plan in effect for executive officers on his or her termination date, which amount shall be calculated as if the “target” performance results were attained. If there is no executive management incentive plan in place at the time of the officer’s termination or if the employment is terminated by the officer for Good Reason and the Good Reason is a material reduction in base salary or annual cash bonus incentive opportunity, then the Annual Bonus Award means an amount equal to the last such award received by the officer prior to his termination date.

•	"Cause” means (i) willful or gross misconduct by the officer that is materially detrimental to the Company, (ii) a willful act of (x) personal dishonesty or (y) fraud in either case committed against the Company, or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on his position with the Company, provided that the officer had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel. For purposes of this definition of Cause, no act or failure to act by the officer shall be considered “willful” unless it occurs without his good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company.

•	“Good Reason” means the officer’s (i) demotion or diminution of duties, responsibilities and status; (ii) a material reduction in base salary or annual cash bonus incentive opportunities (whether in one reduction or cumulatively); or (iii) relocation of his principal office more than 50 miles from Atlanta, unless such relocation is closer to his primary residence, or outside the Company’s corporate headquarters. The officer must give written notice to the Company within 60 days of the date on which he is notified of such circumstances, and the Company will have one month to remedy the matter.

IV.     Mutual Release and Non-Competition. The CEO shall execute and deliver an agreement incorporating the following provisions.

A.      Mutual Release.

Executive Release. The CEO agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (collectively “Company Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the CEO has, or has had, against any of the Company Parties as of the date of execution of this Release arising out of or relating to the CEO’s employment or the termination of employment with the Company. This Release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the CEO has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. Nothing herein shall release the Company from any claims or damages based on (i) any right the CEO may have to enforce this Release or the employment letter agreement dated April 25, 2006, (ii) any right or claim that arises after the date of this Release, (iii) any right the CEO may have to benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (iv) the CEO’s eligibility for indemnification in accordance with the certificate of incorporation and by-laws of the Company, or any applicable insurance policy, with respect to any liability the CEO incurs or incurred as an employee or officer of the Company or (v) any right the CEO may have to obtain contribution as permitted by law in the event of entry of judgment against the CEO as a result of any act or failure to act for which the CEO and the Company are jointly liable.

Company Release. The Company agrees, for itself and its successors and assigns, to irrevocably and unconditionally release, acquit and forever discharge the CEO, his spouse, heirs, executor or administrator (collectively “Executive Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, or has had, against the Executive Parties as of the date of execution of this Release arising out of or relating to the CEO’s employment or the termination of employment with the Company including but not limited to any claim, demand, obligation, liability or cause of action arising under any federal, state, or local employment law or ordinance, tort, contract, or breach of public policy theory, or alleged violation of any other legal obligation. Nothing herein shall release the CEO from any claims or damages based on (i) any right Company may have to enforce this Release or the employment letter agreement dated April 25, 2006, (ii) any right or claim that arises after the date of this Release or (iii) any right Company may have to obtain contribution as permitted by law in the event of entry of judgment against it as a result of any act or failure to act for which Company and the CEO are jointly liable.

B.        Non-Competition.

The CEO acknowledges that as the Chief Executive Officer of the Company he has had ultimate responsibility for the Company and chief financial responsibility throughout the United States and internationally, and that it is reasonable and necessary for the Company to protect itself on such basis. Accordingly, the CEO covenants and agrees that, during the period beginning on the date of termination of his employment and ending two (2) years thereafter, he will not directly or indirectly, on his own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar to the activities or duties performed by the CEO for the Company for any business entity that is a Direct Competitor of the Company within the Restricted Area, as defined below.

A “Direct Competitor” of the Company is any business or operation within the Restricted Area owned or operated by PepsiCo, Inc., The Pepsi Bottling Group, Inc., and Cadbury Schweppes plc. Further, the Board of Directors shall have the right to modify the definition of Direct Competitor by including other manufacturers, bottlers, or distributors of non-alcoholic beverages at the time of CEO’s termination of employment. The “Restricted Area” is any state in the United States in which the Company sold or distributed products or services of the Company as of the Effective Date. CEO expressly acknowledges and agrees that, because of the nature of the services he has provided as Chief Executive Officer of the Company under this Agreement, he provided such services throughout the Restricted Area and, therefore, the Restricted Area is reasonably defined to protect the Company’s legitimate business interests.

The CEO acknowledges and agrees:

(i)         The knowledge and experience the CEO acquired while an employee, officer and executive of the Company are of a special, unique and extraordinary character and that his position with the Company placed him in a position of confidence and trust with the Company’s customers and employees.

(ii)         The CEO’s experience and capabilities are such that he can obtain subsequent employment without breaching the terms and conditions of this Agreement and his obligations under this Agreement will not prevent him from earning a livelihood.

(iii)         The CEO has special knowledge, contacts and expertise with respect to the operations of the Company and its Subsidiaries, and the Company would not enter into this Agreement without obtaining the covenants and agreements of the CEO as set forth in this Agreement.